Exhibit 10.1

August 24, 2020

Timothy M. Cunningham

Dear Tim:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment with Organogenesis Holdings Inc. (together with its subsidiaries, the “Company”).

1.    Separation of Employment. You acknowledge that your employment with the Company terminated without cause effective August 18, 2020 (“Separation Date”). Your salary, less all required local, state, federal and other employment-related taxes and deductions, will be paid through the Separation Date. You acknowledge that from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company.

2.    Severance. Subject to your execution and non-revocation of this Agreement, which includes a standard release of claims, and in exchange for the other mutual covenants set forth in this letter, the Company agrees to provide you with the following (the “Severance”):

(a)

You will be paid severance in the gross amount of $175,000 less all required local, state, federal and other employment-related taxes and deductions. This sum represents six (6) months’ salary (reflecting salary at an increased rate of $350,000 per year), and it will be paid as salary continuation in accordance with the regular payroll process of the Company, commencing on the Company’s next regular payday following the eighth day after the date of this Agreement. You further acknowledge that except for the specific financial considerations set forth in this Agreement, you have been paid and provided all wages, vacation pay and holiday pay as of the Separation Date.

(b)

You will be paid $96,250 less all required local, state, federal and other employment-related taxes and deductions, which represents 50% of your target bonus for 2020 at the increased salary rate. This payment will be made on the Company’s next regular payday following the eighth day after the date of this Agreement.

(c)

You will be paid $22,202.78 less all required local, state, federal and other employment-related taxes and deductions, which represents the difference between annual salary at an increased rate of $350,000 from April 1, 2020 through the Separation Date and your annual salary during that period of $292,000. This payment will be made on the Company’s next regular payday following the eighth day after the date of this Agreement.

(d)	The Company will pay fees and costs associated with a mutually agreed executive outplacement services provider for a period of one year.

85 Dan Road, Canton, Massachusetts 02021

(e)

Should you elect to continue your medical and dental benefits under COBRA, for the six-month period immediately following the Separation Date, the Company will pay the percentage of the premiums for such COBRA coverage that the Company pays for executive-level employees who receive the same type of medical and dental coverage.

3.    Business Expenses. Any approvable expenses you have incurred through the Separation Date will be reimbursed in a timely manner once you submit an expense report with corresponding receipts.

4.    Covenants by You. You expressly acknowledge and agree to the following:

(a)    You agree to return your company lease vehicle within 30 days after the Separation Date. Additionally, you agree to return all Company documents (and any copies thereof whether in hard or electronic form), property (including, without limitation, keys, computers, iPads, computer disks and CD-ROMs, USB storage devices, pagers, phones and credit cards) and transfer any other Company information (including documents, files, etc.) within five (5) business days of the Separation Date. You may return Company documents, property and other Company information to the Company via FedEx using the Company account number. You agree to cooperate with Company representatives in the return of Company property. Notwithstanding the foregoing, you will be allowed to keep your company-issued personal computer, provided that the Company has had the opportunity to remove any data or other information it deems to be Company Confidential Information.

(b)    You agree to abide by the Invention, Non-Disclosure and Non-Competition Agreement dated July 21, 2016 (the terms of which are hereby incorporated by reference) and to abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(c)    You agree that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed by you to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by law).

(d)    You agree that you will not make any statements that are professionally or personally disparaging about the Company (and/or its officers, directors and managers) including, but not limited to, any statements that disparage any such person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company (and/or its officers, directors and managers). Notwithstanding the foregoing, you shall be allowed to make statements and engage in activities competitive with the Company to the extent allowed by your Invention, Non-Disclosure and Non-Competition Agreement.

(e)    You may refer potential employers seeking employment verification and information to the Company Vice-President for Human Resources who will inform any inquirer that Company policy does not allow references but only allows the Company to provide dates of employment and positions held by you, which information she or he may provide.

85 Dan Road, Canton, Massachusetts 02021

(f)

You agree that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any compensation already paid to you pursuant to Section 2 of this letter.

5.     Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the compensation discussed in Section 2 and other good and valuable consideration, you are waiving your right to assert any and all forms of legal Claims against the Company of any kind whatsoever, arising from the beginning of time through the date you execute this Agreement.

For purposes of this Section, the terms “Company” and “Organogenesis” include Organogenesis Holdings Inc. and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with Organogenesis), parents, subsidiaries and all other related entities, and its and their shareholders, directors, officers, employees, trustees, agents, successors and assigns.

With the sole and limited exceptions set forth below, for purposes of this Section, the words “Claim” and “Claims” are intended to be as broad as the law allows and to mean: any and all charges, complaints and other form of action against the Company, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, including, without limitation:

(a)    Claims under any Massachusetts (or any other state) or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including the federal Age Discrimination Employment Act and M.G.L. c. 151B;

(b)    Claims under any other Massachusetts (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including without limitation the Massachusetts Wage Act (M.G.L. c. 149, § 148 et seq.);

(c)    Claims under any Massachusetts (or any other state) or federal common law theory; and,

(d)    Any other Claims arising under other state or federal law.

Notwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Agreement, and does not preclude you from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), but you will not be entitled to any monetary or other relief from the EEOC or from any Court as a result of litigation brought on the basis of or in connection with such charge. You further understand that nothing in this Agreement prohibits, or is intended in any manner to prohibit, you from reporting of a possible violation of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of

85 Dan Road, Canton, Massachusetts 02021

federal law or regulation. You do not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

You expressly acknowledge and agree that, but for providing the foregoing release of Claims, you would not be receiving the Severance being provided to you under the terms of this Agreement.

6.    Equity. You and we acknowledge that the Company granted you (a) a stock option with an effective date of May 4, 2017 covering 559,620 shares of the Class A common stock of the Company at an exercise price of $3.46 per share (the “2017 Stock Option”), (b) a stock option with an effective date of April 22, 2020 covering 183,424 shares of the Class A common stock of the Company at an exercise price of $4.04 per share (the “2020 Stock Option”) and (c) a restricted stock unit award with an effective date of April 22, 2020 covering 27,847 shares of the Class A common stock of the Company (the “2020 RSU Award”). All vesting of the 2017 Stock Option, the 2020 Stock Option and the 2020 RSU Award shall cease on the Separation Date, except that as consideration for entering into this Agreement, the Company agrees with respect to the 2017 Stock Option to accelerate the vesting of 111,924 shares of the Class A common stock that otherwise would have vested on August 22, 2020 (the “Accelerated Vesting”). As of the Separation Date and taking into account the Accelerated Vesting, the 2017 Stock Option will be exercisable for 447,696 shares of Class A common stock of the Company (“Vested Shares”) and the 2020 Stock Option and the 2020 RSU Award each has no shares vested. You have until ninety (90) days after the Separation Date to exercise the 2017 Stock Option to obtain any Vested Shares.

You may exercise the 2017 Option to acquire Vested Shares by any method allowed under the Company’s 2003 Stock Incentive Plan and authorized by the Board of Directors of the Company. The Company acknowledges that same day broker sales are a permitted method to exercise the 2017 Option with respect to Vested Shares.

7.    Entire Agreement/Choice of Law/Enforceability. You acknowledge and agree that, with the exception of the Invention, Non-Disclosure and Non-Competition Agreement identified in Section 4(b), this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. The provisions of this letter are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

8.    Understanding this Agreement. Before signing this Agreement, you should take whatever steps you believe are necessary to ensure that you understand what you are signing, what benefits you are receiving and what rights you are giving up.

(a)    By signing this Agreement, you are acknowledging that you have read it carefully and understand all of its terms.

85 Dan Road, Canton, Massachusetts 02021

(b)    You understand and acknowledge that, if you do not sign this Agreement, including the Release of Claims, you would not be receiving any Severance or the Accelerated Vesting.

(c)    You understand that, among other claims you are releasing in the Release of Claims, are any claims against the Company alleging discrimination on the basis of age.

(d)    You are hereby advised and encouraged to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

(e)    You are being given twenty-one (21) days in which to consider this Agreement and whether to accept this Agreement (which may be waived by signing and returning this Agreement prior to the expiration of the twenty-one (21) day period). If you choose to accept this Agreement within that time, you are to sign and date below and return it to the Company, c/o Human Resources, 85 Dan Road, Canton, MA 02021.

(f)    Even after executing this Agreement, you have seven (7) days after signing to revoke this Agreement. The Agreement will not be effective or enforceable until this seven (7) day period has expired. In order to revoke your assent to this Agreement, you must, within seven (7) days after you sign this Agreement, deliver a written notice of rescission to Human Resources at the address noted above. To be effective, the notice of rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the referenced address.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this letter, that your agreements and obligations hereunder are made voluntarily, knowingly, and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this letter.

Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth above.

Very truly yours,

ORGANOGENESIS HOLDINGS INC.

By:	/s/ Lori Freedman	/s/ Timothy M. Cunningham
Name:	Lori Freedman	Timothy M. Cunningham
Title:	Vice President and General Counsel

Dated: August 24, 2020

85 Dan Road, Canton, Massachusetts 02021